EXHIBIT 3.7

CERTIFICATE OF AMENDMENT
OF
SERIES A PREFERRED STOCK CERTIFICATE OF DESIGNATION
OF
WT HOLDINGS CORPORATION
a Delaware corporation

WT Holdings Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

FIRST: The name of the corporation is WT Holdings Corporation (the “Corporation”).

SECOND: The Corporation was originally incorporated under the name “Fortune Entertainment Corporation.” The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 25, 1997. The Corporation’s Certificate of the Designation, Preferences and Rights of the Series A Preferred Stock was originally filed with the Delaware Secretary of State on November 5, 1997.

THIRD: The Corporation’s Certificate of the Designation, Preferences and Rights of the Series A Preferred Stock was originally filed with the Delaware Secretary of State on November 5, 1997 (the “Series A Certificate of Designation”).

FOURTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Certificate of Designation as follows:

RESOLVED FURTHER, that the Series A Certificate of Designation be, and it hereby is, amended to read in its entirety as set forth in Exhibit A.

FIFTH: That thereafter, pursuant to resolution of its Board of Directors, the holders of Series A Preferred Stock of the Corporation executed a written consent in lieu of a meeting in accordance with Section 228 and 242 of the General Corporation Law of the State of Delaware to approve such amendment. The amendment was duly approved by written consent by holders of a majority of the outstanding shares of the Series A Preferred Stock, considered as a separate class.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Series A Preferred Stock Certificate of Designation to be signed by its duly authorized officer, this 16th day of May, 2006.

WT HOLDINGS CORPORATION

By:	/s/ Ke Huang

Ke Huang Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
SERIES A PREFERRED STOCK CERTIFICATE OF DESIGNATION
OF
WT HOLDINGS CORPORATION
a Delaware corporation

The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

1.     Designation and Amount. The shares of such series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting such series shall be one million five hundred thousand (1,500,000).

2.     Voting Rights.

(a)     Except as otherwise provided herein or by law, each holder of shares of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred will be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), at each meeting of the stockholders of the Corporation (and for purposes of written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, and shall be entitled notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and except as provided in Section 2(b), shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote.

(b)     Subject to the rights of any series of Preferred Stock which may from time to time come into existence, for so long as any shares of Series A Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the such stock) remains outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority in interest of the outstanding Series A Preferred voting as a separate class shall be necessary for any amendment, alteration, or repeal of any provision of the Corporation’s Certificate of Incorporation (including this Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred so as to affect them adversely.

3.     Conversion. The holders of the Series A Preferred Shares shall have the following rights with respect to the conversion of the Series A Preferred Shares into shares of Common Stock (the “Conversion Rights”):

(a)     Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for the Series A Preferred Shares, immediately upon the earlier of: (i) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, at an offering price of not less than $5.00 per share (adjusted to reflect subsequent recapitalizations, stock splits, reverse stock splits and similar events) and $30,000,000 in aggregate gross proceeds, or (ii) the date specified by written consent or agreement of the holders of at least a majority of the then outstanding shares of such series of the Series A Preferred Shares voting together as a separate class to unconditionally convert such series of Preferred Stock into Common Stock (each event described in (i) and (ii) above, a “Conversion Event”). Upon a Conversion Event, each share of the applicable series of Preferred Stock outstanding shall automatically convert into the number of shares of the Corporation’s Common Stock determined by dividing (i) the Conversion Value per share by (ii) the Conversion Price per share (each as defined below).

(b)     Conversion Value. The conversion value for each share of Series A Preferred Shares shall be equal to $0.002438 (“Conversion Value”).

(c)     Conversion Price. The conversion price for each share of Series A Preferred Shares shall be equal to $0.29256, subject to adjustment as provided in this Section 3 (“Conversion Price”).

(d)     Mechanics of Conversion. On the date of the Conversion Event each certificate representing shares of Series A Preferred Shares outstanding shall automatically, without any further action on the part of the holder, be deemed to represent such number of shares of Common Stock such shares of Series A Preferred Shares are convertible into and the holders of Series A Preferred Shares shall thereafter be treated for all purposes as the record holder of such shares of Common Stock. If any holder of shares of Series A Preferred Shares desires, it may surrender its certificate representing its Series A Preferred Shares (if any) to the Corporation or the Corporation’s transfer agent for the Series A Preferred Shares and the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder’s shares of Series A Preferred Shares have been converted. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Shares are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(e)     Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after April 15, 2006 (the “Reference Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Reference Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 3(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)     Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Reference Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(f) to reflect the actual payment of such dividend or distribution.

(g)     Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Shares shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Shares might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h)     Adjustment for Merger or Reorganization. In case of any consolidation or merger of the Corporation with or into another corporation, each share of Series A Preferred Shares shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Shares would have been entitled upon such consolidation or merger.

(i)     No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Shares against impairment.

(j)     Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Shares.

4.     Reservation of Shares. After the occurrence of the Conversion Event the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.     Certain Definitions. All capitalized terms in this Certificate of Designation that are not defined herein shall have the same respective meanings as set forth in the Certificate of Incorporation of the Corporation, as amended.

[Remainder of Page Left Blank Intentionally]